EXHIBIT 10.34

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT is made as of May 15, 2008 (the "First Amendment to Restated Credit Agreement," or this "Amendment"), among VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company ("Borrower"), the lenders listed on the signature pages hereto as Lenders (the "Lenders"), and CITIBANK, N.A., a national banking association, in its capacity as Administrative Agent ("Administrative Agent").

R E C I T A L S

A.           Borrower, the Lenders, and the Administrative Agent are parties to that certain First Amended and Restated Credit Agreement dated as of February 14, 2008 (the "Restated Credit Agreement").

B.           The parties desire to amend the Restated Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Same Terms.  All terms used herein which are defined in the Restated Credit Agreement shall have the same meanings when used herein, unless the context hereof otherwise requires or provides.  In addition, all references in the Loan Documents to the "Agreement" shall mean the Restated Credit Agreement, as amended by this Amendment, as the same shall hereafter be amended from time to time.  In addition, the following terms have the meanings set forth below:

"Effective Date" means May 15, 2008.

"Modification Papers" means this Amendment, the First Amendment to NRC Guaranty Agreement, the Guarantor Confirmation Letters, and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

2. Conditions Precedent.  The transactions contemplated by this Amendment shall be deemed to be effective as of the Effective Date, when the following conditions have been complied with to the satisfaction of Administrative Agent, unless waived in writing by Administrative Agent:

A. First Amendment to Restated Credit Agreement.  This First Amendment to Restated Credit Agreement shall be in full force and effect.

B. First Amendment to NRC Guaranty Agreement.  Nami Resources Company L.L.C. shall have executed and delivered to Administrative Agent an amendment to the Unconditional Guaranty of Nami Resources Company L.L.C. (the "First Amendment to NRC Guaranty Agreement"), which shall be satisfactory in form and substance to Administrative Agent.

C. Guarantor Confirmation Letters.  Each of Ariana Energy, LLC and Trust Energy Company, LLC shall have executed a letter in favor of Administrative Agent (each a "Guarantor Confirmation Letter") confirming that its Guaranty remains in full force and effect.

D. Fees and Expenses.  Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

E. Representations and Warranties  All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

3. Amendments to Restated Credit Agreement.  On the Effective Date, the Restated Credit Agreement shall be deemed to be amended as follows:

(a) The definition of "Swap Agreement" shall be amended to read in its entirety as follows:

"'Swap Agreement' means any agreement with respect to any swap, forward, future or derivative transaction or option (whereby the aggregate position for options creates an obligation for Borrower) or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, managers, officers, employees or consultants of Borrower or the Subsidiaries shall be a Swap Agreement."

(b) Section 2.07(a) of the Restated Credit Agreement shall be deemed to be amended as follows:

"The term 'Borrowing Base' means, as of the date of the determination thereof, the designated loan value as calculated by the Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Mortgaged Property, based upon the Lenders' in-house evaluation of the Mortgaged Property.  The Lenders' determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers.  Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of the Lenders.  For the period from and including the date on which the conditions in Section 6.03 were satisfied to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be $150,000,000.  Borrower further acknowledges and agrees that in calculating the Borrowing Base, the combined value of the Asher PD Properties and the Asher PUD Properties shall not exceed the maximum liability of NRC with respect to the principal amount of the Notes guaranteed by NRC as provided in the Guaranty Agreement of NRC as amended from time to time. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c)."

4. Temporary Waiver – 95% Ceiling for Crude Oil Swaps.   Pursuant to Section 9.18 of the Restated Credit Agreement, Borrower is prohibited from hedging more than 95% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for natural gas and crude oil.  Borrower proposes to acquire certain non-operating working interests in proved, developed, producing Oil and Gas Properties producing natural gas and crude oil from Greenbriar Energy LP IV (the "Greenbriar Acquisition").  Concurrently with its execution of the purchase and sale agreement for the Greenbriar Acquisition, Borrower proposes to enter into Swap Agreements for forecasted production of crude oil which will exceed the 95% ceiling imposed by Section 9.18 of the Restated Credit Agreement (the "Swap Violation").  If the Greenbriar Acquisition is consummated, the additional production from the newly acquired Oil and Gas Properties will bring Borrower back into compliance with Section 9.18 of the Restated Credit Agreement.  If the Greenbriar Acquisition fails to close, Borrower will unwind the Swap Agreements in order to get back into compliance with the 95% ceiling for crude oil production set forth in Section 9.18 of the Restated Credit Agreement.  Absent a waiver, the Swap Violation will constitute an Event of Default under Section 10.01(d) of the Restated Credit Agreement.  The Administrative Agent and the Lenders hereby waive the exercise of their rights and remedies for the Event of Default resulting from the Swap Violation until 5:00 p.m. Friday, July 11, 2008, subject to the following:

(i) During the period that the Swap Violation exists, Borrower will maintain unencumbered liquid assets having an aggregate value of at least $10,000,000 (the phrase "unencumbered liquid assets" shall have the same meaning as set forth in Section 9.01(d) of the Restated Credit Agreement);

(ii) During the period that the Swap Violation exists, Borrower will not enter into Swap Agreements for forecasted production of crude oil which will exceed more than 107% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties for crude oil; and

(iii) If the Swap Violation continues to exist after 5:00 p.m. on Friday, July 11, 2008, an Event of Default shall be deemed to exist under Section 10.01(d) of the Restated Credit Agreement.

5. Limitations as to Temporary Waiver of Swap Violation.  The waivers granted herein and the future failure of the Administrative Agent and/or the Lenders to exercise available rights and remedies is not intended (a) to operate as a waiver of rights and remedies due to defaults other than the Event of Default resulting from the Swap Violation, or (b) to indicate any agreement on the part of the Administrative Agent and the Lenders to waive their rights and remedies in the future.  The waivers and consents set forth herein are limited precisely as written and shall not be deemed (a) to be a waiver or waivers of or a consent or consents to the modification of or deviation from any other term or condition of the Credit Agreement or the Loan Documents, or (b) to prejudice any right or rights which the Administrative Agent and/or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the other Loan Documents.

6. Release.  To induce the Administrative Agent and the Lenders to agree to the temporary waiver of the Swap Violation, Borrower warrant and represent that as of the Effective Date, there are no claims or offsets or defenses or counterclaims to the obligations of Borrower under the Loan Documents, and in accordance therewith, Borrower:

(a) Waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the Effective Date; and

(b) Releases and discharges the Administrative Agent and the Lenders and their officers, directors, employees, agents, shareholders, affiliates and attorneys (the "Released Parties") from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which Borrower ever had, now have or claim to have or may have against any Released Parties arising prior to the Effective Date and from or in connection with the Loan Documents or the transactions contemplated thereby, except those resulting from the gross negligence or willful misconduct of the Released Parties.

7. Certain Representations.  Borrower represents and warrants that, as of the Effective Date:  (a) Borrower and each Guarantor has full power and authority to execute the Modification Papers to which it is a party and the Modification Papers executed by Borrower and each Guarantor constitute the legal, valid and binding obligation of Borrower and each such Guarantor enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any governmental authority or other person is required for the execution, delivery and performance by Borrower or each such Guarantor thereof.  In addition, Borrower represents that all representations and warranties contained in the Restated Credit Agreement are true and correct in all material respects on and as of the Effective Date (except representations and warranties that relate to a specific prior date are based upon the state of facts as they exist as of such date).

8. No Further Amendments.  Except as previously amended in writing or as amended hereby, the Restated Credit Agreement shall remain unchanged and all provisions shall remain fully effective among the parties.

9. Limitation on Agreements.  The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Restated Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights which Administrative Agent and/or the Lenders now have or may have in the future under or in connection with the Restated Credit Agreement and the Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

10. Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

11. Incorporation of Certain Provisions by Reference.  The provisions of Section 12.09 of the Restated Credit Agreement captioned "Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial" are incorporated herein by reference for all purposes.

12. Entirety, Etc.  This instrument and all of the other Loan Documents embody the entire agreement between the parties.  THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:	VANGUARD NATURAL GAS, LLC

	By:	/s/ Richard Robert
Richard Robert
Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:.	CITIBANK, N.A
as Administrative Agent

	By:	/s/ Ryan Watson
Ryan Watson
Vice President

LENDERS:	CITIBANK, N.A.

	By:	/s/ Ryan Watson
Ryan Watson
Vice President

LENDERS:	BNP PARIBAS

	By:	/s/ Betsy Jocher
	Name:	Betsy Jocher
	Title:	Director

	By:	/s/ Robert Long
	Name:	Robert Long
	Title:	Vice President

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ Shawn Young
	Name:	Shawn Young
	Title:	Director
LENDERS:	THE BANK OF NOVA SCOTIA

	By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Director